EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between Cyberonics, Inc., a Delaware corporation (the “Company”) and Daniel Jeffrey Moore (“Executive”) to be effective on January 22, 2015 (the “Effective Date”).

The Board of Directors of the Company (“Board”) desires to continue to employ Executive as the Company’s President and Chief Executive Officer and to encourage the Executive’s attention and dedication to the Company as a member of the Company’s management, in the best interests of the Company and its shareholders;

The Executive desires to continue employment with the Company;

The Company and Executive desire to enter into this Agreement to set forth the terms and conditions on which Executive is employed by the Company from and after the Effective Date.

This Agreement contemplates that Executive will continue to be a key employee of the Company.  As such, the Company will continue to make available to Executive confidential information and continue to make a substantial investment in Executive for the benefit of the Company and its shareholders.  The Company and Executive recognize that the goodwill derived therefrom is a valuable asset of the Company.  The Company and Executive agree that such confidential information and goodwill are entitled to protection during the term of this Agreement and for a reasonable time thereafter. The Company acknowledges that Executive brings to the Company his experience and his non-confidential general knowledge of the medical device industry.

The Company and Executive are sophisticated business persons.  Each has had the opportunity to be advised by counsel with respect to this Agreement, including the post-termination restrictions, and acknowledges that these restrictions are appropriate protection of the Company’s confidential information and goodwill and that Executive has entered into this Agreement fully knowing the effect of such restrictions and voluntarily accepting the restrictions, which the parties believe to be reasonable in temporal and geographic scope.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged, and for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Executive agree as follows:

1.   Employment.  The Company shall continue to employ Executive as President and Chief Executive Officer, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.  The Company shall recommend to the Board that Executive be nominated to stand for election to the Board at each Annual Meeting of Stockholders during the Employment Period, as hereafter defined.

2.   Term.  Unless earlier terminated pursuant to Section 12 or renewed as provided in Section 11, this Agreement and Executive’s employment shall terminate at 12:01 a.m. on February 1, 2017.  The period from the Effective Date to termination of Executive’s employment with the Company for any reason during the initial period or as may be extended shall be the “Employment Period.”  Notwithstanding the foregoing, if a Change of Control occurs during the Employment Period, the Employment Period shall automatically continue in effect for a period of not less than two years from the date of such Change of Control.

3.   Duties.  During the Employment Period, Executive agrees to devote his full energy, attention, abilities, and productive time to the diligent performance of the duties and responsibilities ordinarily required of a President and Chief Executive Officer of a publicly traded company and such other duties and services on behalf of the Company, consistent with his position and customary duties as President and Chief Executive Officer, as may from time to time be assigned to him by the Board or its designated representative.  The Executive agrees and acknowledges that the Executive owes fiduciary duties to the Company and will act accordingly.

4.   Outside Business Activities.  During the Employment Period, Executive shall not, without the prior written consent of the Board, engage in any other business activity, with or without compensation.  Notwithstanding the foregoing, Executive shall be permitted to spend a reasonable amount of time on civic, charitable, and other non-commercial activities, activities related to investments in real estate, service on other boards consistent with the Company’s policies in that regard, and a construction business provided such activities are consistent in nature and scope as exist on the Effective Date and provided all activities listed in this sentence do not interfere with his duties and obligations under this Agreement.

5.   Base Salary.  For all services rendered by Executive during the Employment Period, including compensation that Executive would otherwise be eligible to receive as a member of the Board, the Company shall pay Executive as of the Effective Date a Base Salary of six hundred thirty-eight thousand dollars ($638,000) per year.  This amount shall be payable in equal installments, in arrears, according to the Company’s customary payroll practices, less all amounts required to be held by federal, state, or local law, and all applicable deductions authorized by Executive or required by law.  The Compensation Committee of the Board shall meet at least annually to review Executive’s Base Salary.  The Base Salary, at the discretion of the Compensation Committee, may be increased but may not be decreased during the Employment Period.

6.   Annual Bonus Opportunity.  During the Employment Period, Executive shall be eligible to earn a bonus payable within a reasonable period following the end of each of the Company’s fiscal years (or at such other earlier times during the year as determined by the Compensation Committee) based on the achievement of certain Bonus Objectives to be reasonably determined in good faith by the Compensation Committee within the first ninety (90) days of each such fiscal year after consultation with the Executive.  The Bonus Objectives shall be based primarily on objective measures of Company financial performance and may include more qualitative measures, such as Executive’s contributions to the Company or development as a leader, as to which the Compensation Committee must make a good faith assessment of the extent of Executive’s achievement.  The Annual Bonus for achievement of all Bonus Objectives at target (the “Target Bonus Amount”) will be one hundred percent (100%) of the Base Salary paid in such fiscal year (or pro rata as to any portion of the fiscal year), but the actual amount of the Annual Bonus may exceed 100% of Base Salary based on overachievement of the Bonus Objectives as adopted by the Compensation Committee.  If awarded, the Annual Bonus for a fiscal year shall be paid in the fiscal year following such fiscal year after the Compensation Committee determination of the achievement of the Bonus Objectives, but no later than the 15th day of the third month of such subsequent fiscal year, and shall be subject to all amounts required to be withheld by federal, state, or local law and all applicable deductions properly authorized by Executive or required by law.

7.   Benefits.  Executive shall be eligible for the following benefits:

(a)           All welfare benefit plans generally applicable to employees or senior executives of the Company, subject to the general eligibility requirements of such plans.  The Company shall have the right to amend, modify or terminate any such plans from time to time at its discretion; provided that such action is generally applicable to all employees.

(b)           Company-paid life insurance on the Executive’s life with a benefit in the amount of three (3) times Executive’s Base Salary and accidental death and dismemberment insurance with a benefit in the amount of two (2) times Executive’s life insurance benefit.

(c)           Reimbursement of all actual, reasonable and customary business expenses (taking into account the duties and responsibilities of the President and Chief Executive) incurred during the employment period by the Executive in performing services for the Company, including all expenses of travel on business; provided that such expenses are incurred and accounted for in accordance with policies and procedures established by the Company.  Executive shall submit to the Company accounts and records of each such expense within thirty (30) days after the later of (i) Executive’s incurrence of such expense or (ii) Executive’s receipt of the invoice for such expense.  If such expense qualifies for reimbursement, then the Company shall reimburse Executive for the expense within thirty (30) days thereafter.  In no event will such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred.  The amount of reimbursement to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year.  Executive’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.

(d)           Fringe benefits and perquisites (including but not limited to reasonable vacation) in accordance with the plans, practices, programs, and policies of the Company from time to time in effect and which are commensurate with the Executive’s positions.

8.    [Reserved]

9.    Equity Compensation.  Executive shall be eligible to receive equity awards as may be determined from time to time at the discretion of the Compensation Committee.

10.   Confidential Information.  During the Employment Period, the Company has provided and shall continue to provide Executive with trade secrets and confidential information, knowledge and data relating to the business of the Company or to the business of other entities with which the Company has a confidential relationship (including trade secrets, being collectively referred to as “Confidential Information”).  The Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information obtained by the Executive during the Executive’s employment by the Company and which shall not have been or hereafter become public knowledge (other than by acts by the Executive in violation of this Agreement).  The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment for any reason.  Except as may be required or appropriate in connection with carrying out his duties under this Agreement and in furtherance of the Company’s business, Executive shall not, without the prior written consent of the Company or as may otherwise by required by law, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such Confidential Information to anyone other than the Company and those designated by the Company or on behalf of the Company. Notwithstanding the foregoing, the Executive may retain, upon termination of employment, information and documents of a purely personal nature relating to compensation and benefits accrued during the Employment Period.

11.   Renewal.  Commencing on January 31, 2017 and continuing on each one-year anniversary thereafter, this Agreement and the Employment Period shall automatically be extended for a period of one year (e.g., on January 31, 2017, the Employment Period will be extended to 12:01 a.m. on February 1, 2018) unless at least ninety (90) days prior to such date, the Company or Executive gives written notice (the “Non-Renewal Notice”) to the other that the Agreement shall not be renewed.

12.   Early Termination.  Notwithstanding the Employment Period established in Section 2 or any renewal or extension thereof, Executive’s employment hereunder and this Agreement may be terminated as follows:

(a)           Death.  Executive’s employment hereunder shall terminate upon his death.

(b)           Disability.  If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for a period of ninety (90) days in the aggregate during any period of twelve (12) consecutive months, or where Executive shall have been absent from the full-time performance of his duties hereunder for a period of ninety (90) consecutive days and it is reasonably expected that the Executive will be eligible for long-term disability benefits under a Company-sponsored disability plan, and no later than thirty (30) days after written notice is given or the end of the ninety (90) day period, if the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive’s employment for disability.

(c)           Termination by the Company For Cause.  The Company may terminate the Executive’s employment for Cause upon a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board.  “Cause” shall mean (i) Executive’s material breach of any provision of this Agreement, (ii) Executive’s willful conduct which is demonstrably and materially injurious to the Company’s reputation, financial condition, or business relationships, (iii) Executive’s willful failure to comply with a lawful directive of the Board regarding the strategic direction of the Company, (iv) Executive’s failure to comply with the Company’s written policies and procedures, including the Company’s Corporate Code of Business Conduct and Ethics and its Financial Code of Ethics, (v) Executive’s fraud, dishonesty, or misappropriation involving the Company’s assets, business, customers, suppliers, or employees, (vi) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; or, (vii) the Executive’s continued failure or refusal to perform satisfactorily, or gross neglect of, the Executive’s duties (other than any such failure or neglect resulting from the Executive’s incapacity due to physical or mental illness).

No termination of the Executive for Cause other than as set forth in (c)(v) or (c)(vi) above shall be effective unless the Board shall, within ninety (90) days of sufficient facts known to it to constitute Cause, give written notice to the Executive in reasonable detail of the material facts constituting Cause and the reasonable steps the Board believes necessary to cure, and thereafter the Executive shall have thirty (30) business days from the date of notice to cure any such occurrence otherwise constituting Cause; provided that no such notice and opportunity to cure is required if the Board has previously given Executive notice and opportunity to cure the same conduct.

(d)           Termination by the Executive for Good Reason.  Executive may terminate his employment and this Agreement for Good Reason.  “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any one or more of the following:  (i) a material diminution in Executive’s Base Salary or Target Bonus Amount; (ii) a material diminution in the Executive’s authority, duties or responsibilities from those applicable to Executive as of the Effective Date, provided that, changes in Executive’s authority, duties and responsibilities necessitated solely by a change, following a Change in Control (as defined in Section 15), in the Company’s status from a publicly traded company to a subsidiary of a publicly traded company shall not by themselves be considered “material” within the meaning of this subsection; (iii) ) a material diminution in the budget over which Executive retains authority; or (iv) any action or inaction that constitutes a material breach by the Company of this Agreement.

No resignation for Good Reason shall be effective unless the Executive shall, within ninety (90) days of sufficient facts known to the Executive to constitute Good Reason, give written notice to the Chairman of the Board or its representative setting forth in reasonable detail the material facts constituting Good Reason and the reasonable steps the Executive believes necessary to cure, and thereafter the Company shall have thirty (30) business days from the date of such notice to cure any such occurrence otherwise constituting Good Reason, provided that no such notice and opportunity to cure is required if the Executive has previously given the Company notice and opportunity to cure the same conduct.

(e)           Termination by the Executive other than for Good Reason. Executive may terminate his employment other than for Good Reason by giving the Company no less than sixty (60) days prior written notice of the Executive’s intent to terminate this Agreement.  As used in this Section, “other than Good Reason” shall mean for any reason not constituting Good Reason or for Good Reason but without notice and opportunity to cure as provided in subsection (d) above.

(f)           Termination by the Company without Cause.  The Company may terminate the employment relationship and this Agreement at any time by giving Executive no less than sixty (60) days prior written notice of the Company’s intent to terminate this Agreement or two months of Base Salary in lieu of notice.  As used in this Section, “without Cause” shall mean for any reason not constituting Cause or for Cause but without notice and opportunity to cure, if required, as provided in subsection (c) above.

(g)           In the event of the Executive’s termination, the Executive and the Company, including its directors, officers, employees, representatives, attorneys, and agents shall refrain from making any public or private statement with respect to one another (including, as to the Executive, any statement with respect to the directors, officers, employees, representatives, attorneys, and agents of the Company) which are derogatory or may tend to injure such person in its or their business, public or private affairs.  The foregoing obligations shall not apply to information required to be disclosed or requested by any governmental agency, court or stock exchange, or any law, rule or regulation.

(h)           If, in connection with the Executive’s termination of employment with the Company, the Company determines to issue a press release, the Company agrees to provide a copy of the press release to the Executive by e-mail or facsimile to review and comment on in advance of its publication.

13.           Compensation Upon Termination.  In the event Executive’s employment and this Agreement is terminated upon expiration of the Employment Period (including any extension) or as provided under Section 12 hereof, the Company shall pay to Executive or his estate: (i) the Executive’s Base Salary through the date of termination, and (ii) any other amounts due the Executive as of the date of termination, in each case to the extent not previously paid.  The Company shall also provide additional compensation (the “Severance Benefits”) as provided below.

(a)           Non-Renewal by the Company.  If the Company elects not to renew or extend the Employment Period, the Company shall pay and provide to Executive the compensation and benefits provided under this Agreement for the remainder of the Employment Period and thereafter, the Company shall pay a lump sum payment in cash in an amount, if any, determined by multiplying (i) the sum of Executive’s (A) Base Salary and (B) Target Bonus Amount for the year of termination by (ii) the fraction obtained by dividing (X) the difference between 365 and the number of days from the date of the Company’s Non-Renewal Notice to the expiration of the Employment Period by (Y) 365.  Subject to the holdback and interest provisions of Section 26, such payment shall be made on the sixtieth (60th) day following Executive’s Separation from Service, provided that the Release required under Section 13(f) has become effective during such sixty (60)-day period following any applicable revocation period.  Following such payments, the Company shall have no further obligations to Executive other than as may be required by law.

(b)           Death or Disability.  Upon termination of Executive’s employment pursuant to Sections 12(a) or (b) hereof the restrictions on all of Executive’s time-based vesting equity awards, including restricted stock and stock options, and all of the Performance-Vested Shares shall lapse, the unvested portion of each such award vesting immediately and the award being immediately tradable or exercisable, as the case may be. Thereafter, the Company shall have no further obligations to the Executive or his estate other than as may be required by law.

(c)           By the Company for Cause.  If during the Employment Period the Executive’s employment is terminated by the Company pursuant to Section 12(c), the Company shall have no further obligations to the Executive other than as may be required by law.

(d)           By the Executive other than for Good Reason.  If during the Employment Period the Executive terminates his employment other than for Good Reason pursuant to Section 12(e), the Company shall have no further obligations to the Executive other than as may be required by law.

(e)           By the Company Without Cause or by the Executive for Good Reason.  Except as otherwise provided in Section 15, if either the Company terminates the Executive’s employment Without Cause, or the Executive terminates his employment for Good Reason, then the Company shall pay and provide to the Executive the following benefits:

(i)           a payment equal to two times the sum of (A) Base Salary and (B) the average bonus amount paid Executive for the past two fiscal years.  Subject to the holdback and interest provisions of Section 26, such payment shall be made on the sixtieth (60th) day following Executive’s Separation from Service provided that the Release required under Section 13(f) has become effective during such sixty (60)-day period following any applicable revocation period;

(ii)           the restrictions shall immediately lapse on that number of time-based vesting equity awards, including stock options and restricted stock, as would otherwise have lapsed if the Executive had remained employed with the Company for a period through the date that is twelve (12) months from the date of termination (or, if the termination occurs prior to the second anniversary of the Start Date, through the second anniversary of the Start Date, if later); and

(iii)           provided Executive enters into a Consulting Agreement with the Company in a form substantially similar as attached hereto as Exhibit A, any outstanding unvested Performance-Vested Shares shall continue to vest in accordance with the performance objectives set forth in the applicable award agreement;

(iv)           provided Executive and/or his eligible dependents timely elect to continue their healthcare coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”), the Company shall reimburse Executive for the costs he incurs to obtain such continued coverage for himself and his eligible dependents for a period of eighteen (18)-months measured from the termination date.  In addition, the Company shall reimburse Executive for the costs he incurs to obtain continued coverage for himself and his eligible dependents substantially equivalent to the Company’s group healthcare benefits for an additional period of up to six months thereafter, provided that the Company’s obligations during this six month period shall not exceed 200% of the Company’s applicable COBRA premiums for similarly situated COBRA beneficiaries.  In order to obtain reimbursement for such healthcare coverage costs, Executive shall submit appropriate evidence to the Company of each periodic payment within thirty (30) days after the payment date, and the Company shall within thirty (30) days after such submission reimburse Executive for that payment.  During the period such healthcare coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of coverage costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of coverage costs eligible for reimbursement in any other calendar year for which such  reimbursement is to be provided hereunder; (ii) no coverage costs shall be reimbursed after the close of the calendar year following the calendar year in which those coverage costs were incurred; and (iii) Executive’s right to the reimbursement of such coverage costs cannot be liquidated or exchanged for any other benefit.  To the extent the reimbursed coverage costs constitute taxable income to Executive, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be Executive’s sole responsibility, provided that the reimbursed coverage costs shall not be considered as taxable income to Executive if such treatment is permissible under applicable law.

For purposes of this Agreement, "Separation from Service" shall mean Executive’s separation from service as determined in accordance with Code Section 409A and the applicable standards of the Treasury Regulations issued thereunder.

(f)           The Severance Benefits payable to Executive under subsection (e) shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy, practice or arrangement of the Company.  Payment of the Severance Benefits herein is contingent upon (i) Executive’s execution of a full and complete release substantially in the form set forth in Exhibit B hereto within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after the date of termination and such Release becoming effective and enforceable in accordance with applicable law after the expiration of any applicable revocation period and (ii) resignation from the Board as of the date of termination.

14.           Conduct Detrimental to the Company.  Executive acknowledges and agrees that the Company and its shareholders need to protect themselves from Conduct Detrimental to the Company and the provisions of this Section are designed to protect the Company and its shareholders from Conduct Detrimental to the Company.

(a)           Executive agrees that if Executive engages in Conduct Detrimental to the Company (as defined in subsection (c)) during the Employment Period, Executive shall disgorge and return to the Company, upon demand made prior to a Change of Control (as hereafter defined), that number of shares of restricted stock or options to purchase shares of Company stock on which restrictions lapsed after the date on which the Company establishes, by a preponderance of the evidence, the Executive first engaged in Conduct Detrimental to the Company, less the net effect of any taxes paid by the Executive (taking into account the initial taxes paid and the tax effect of the disgorgement), or if the Executive does not then own that number of shares, the amount of the cash proceeds received by the Executive from his most recent sale of a like number of the shares, less the net tax effect as stated above.  Executive understands and agrees that this Section does not prohibit Executive from competing with the Company or soliciting the Company’s employees, but requires only a return of equity in the event of such competition or solicitation. Executive understands and agrees that the return of shares is in addition to and separate from any other relief available to the Company under the terms of this Agreement.

(b)           The Company shall have no obligation to pay Executive the Severance Benefits pursuant to Section 13(e) and Executive agrees to repay any portion of such Severance Benefits previously paid, for any period that the Company establishes, by a preponderance of the evidence, that Executive engaged in Conduct Detrimental to the Company during the Employment Period or during the two-year period following the termination of Executive’s employment.  Executive understands and agrees that this Section does not prohibit Executive from competing with the Company or soliciting the Company’s employees, but requires only return of the Severance Benefit for the period of such competition or solicitation.

(c)           “Conduct Detrimental to the Company,” as used in this Section, means:

(i)           conduct that results in the Executive’s termination for Cause as defined in Section 12(c) (or that would have resulted in termination for Cause if known by the Company prior to the termination of Executive’s employment);

(ii)           Executive engages in conduct in violation of Section 10 of this Agreement; or

(iii)           Executive engages in conduct in violation of Section 16 of this Agreement.

15.           Change of Control.

(a)           In the event a Change of Control of the Company occurs during the Employment Period, each equity award then outstanding, including all stock options, restricted stock, phantom stock, and other equity awards, shall automatically vest in full, and all performance criteria, if any, applicable to any such award shall be deemed to have been met at the maximum level.

(b)           For purposes of this Agreement, a “Change of Control” of the Company shall mean:

(i)           the acquisition by any “person,” as such term is used in Sections 11(d) and 12(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, a subsidiary of the Company or a Company employee benefit plan, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company which, together with any securities held by the person, represents 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii)           the consummation of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities in substantially the same proportions as their ownership immediately prior to such event; or

(iii)           the closing of a sale or disposition by the Company of all or substantially all the Company’s assets; or

(iv)           a change in the composition of the Board, as a result of which less than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, thereafter to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but “Incumbent Director” shall not include an individual whose election or nomination is in connection with (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board or (ii) a plan or agreement to replace a majority of the then Incumbent  Directors; or

(v)           the approval by the Board or the stockholders of the Company of a complete or substantially complete liquidation or dissolution of the Company.

16.           Post-Termination Restrictions.  The Executive agrees and acknowledges that the Company has a substantial and legitimate interest in protecting the Company’s Confidential Information and goodwill.  The Executive and the Company further agree and acknowledge that the provisions of this Section are reasonably necessary to protect the Company’s legitimate business interests and are designed to protect the Company’s Confidential Information and goodwill during the Employment Period and for a period following the Employment Period (such period following the Employment Period, the “Restricted Period”).  If the Agreement expires following a Non-Renewal Notice by the Company, the Restricted Period for the Non-Competition Covenant shall be one (1) year from the date of the Non-Renewal Notice, and the Restricted Period for the Non-Solicitation Covenant shall be two (2) years from the date of the date of the Non-Renewal Notice.  If the Agreement expires following a Non-Renewal Notice by the Executive, the Restricted Period for the Non-Solicitation Covenant shall be two (2) years from the end of the Employment Period and the Non-Competition Covenant shall immediately terminate; provided, however, that the Company may, in its sole discretion, elect to pay Executive a lump sum amount on the last day of the Employment Period equal to 1/12 of the sum of Executive’s (A) Base Salary and (B) Target Bonus Amount then in effect and, in consideration for a payment of each such amount, the Restricted Period for the Non-Competition Covenant shall extend for a period of two (2) additional months, up to a total of 12 months from the end of the Employment Period for a lump sum payment of six (6) such amounts.  If the Agreement terminates for any other reason, the Restricted Period shall be two (2) years from the end of the Employment Period for both the Non-Competition Covenant and the Non-Solicitation Covenant.

(a)           Non-Competition Covenant.  The Executive shall not engage in, or otherwise directly or indirectly be employed by or act as a consultant or lender to, or be a director, officer, employee, principal, agent,  member, owner or partner of, or permit his name to be used in connection with the activities of any other business, organization, or entity which engages, directly or indirectly, with any “Competitive Business” as defined in subsection (c) during the Employment Period or the Restricted Period; provided, that it shall not be a violation of this Section for the Executive to become the registered or beneficial owner of up to one percent (1%) of any class of the capital stock of a corporation registered under the Securities Exchange Act of 1934, as amended, or to retain any common stock of Boston Scientific Corporation arising out of his previous employment, provided that the Executive does not actively participate in the business of such corporation until such time as the Restricted Period expires.

(b)           Non-Solicitation Covenant.  Executive shall not, directly or indirectly, for his benefit or for the benefit of any other person, firm, entity or business solicit, recruit, advise, attempt to influence or otherwise induce or persuade, directly or indirectly (including encouraging another person to influence, induce or persuade), any person, employed by the Company to leave the employ of the Company during the Employment Period and the Restricted Period (except for those actions that are within the scope of Executive’s employment and taken on behalf of the Company).  Nothing herein shall prohibit the Executive from general advertising for personnel not specifically targeting any employee of the Company.

(c)           For purposes of this Section, the term “Competitive Business” means any business enterprise (whether a corporation, partnership, sole proprietorship or other business entity) that competes in any material way with the products of the Company marketed and sold or under substantial development by the Company during the Employment Period.

The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section are reasonably necessary for the protection of the Company’s legitimate business interests and are not oppressive or injurious to the public interest.  The Executive further agrees that any breach or threatened breach of any of the provisions of this Section 16 would cause irreparable injury to the Company for which it would have no adequate remedy at law.  The Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section the Company shall, notwithstanding Section 20 hereof, be entitled to injunctive relief against the Executive’s activities to the extent allowed by law.  Finally, Executive further agrees that the relief available under this Section 16 is in addition to and separate from any other relief available to the Company under this Agreement, including without limitation under Section 14.

17.           Mandatory Executive Compensation Clawback.

(a)           Clawback.  In the event that the Company is required to prepare an accounting restatement due to the Company’s material non-compliance with any financial reporting requirement under the securities laws, Executive agrees to disgorge and pay back to the Company all incentive-based compensation (including stock options awarded as compensation) that Executive received during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, to the extent that such compensation was based on erroneous data, in excess of what would have been paid to Executive under the accounting restatement.

(b)           Survival of Termination.  This Section 17 shall survive termination of this Agreement.

(c)           Construction of Section 17.  This Section 17 is intended to implement the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, and shall be construed and interpreted consistent with such regulations as may be adopted thereunder by the Securities and Exchange Commission from time to time.

18.           Publicity.  The Executive agrees that the Company may use, and hereby grants the Company the nonexclusive and worldwide right to use, the Executive’s name, picture, likeness, photograph, signature or any other attribute of the Executive’s persona (all of such attributes are hereafter collectively referred to as “Persona”) in any media for any advertising, publicity or other purpose at any time, during the Employment Period.  The Executive agrees that such use of his Persona will not result in any invasion or violation of any privacy or property rights the Executive may have; and the Executive agrees that he will receive no additional compensation for the use of his Persona.  The Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his Persona by the Company shall be and are the sole property of the Company.

19.           Indemnification.  If Executive is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or trustee or in any other capacity while serving as a director, officer, or trustee, then Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporate Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide broader indemnification rights that such law permitted the corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by the Executive in connection therewith; provided, however, that, except with respect to proceedings to enforce his right to indemnification hereunder, the Company shall indemnify the Executive in connection with a proceeding (or part thereof) initiated by the Executive only if such proceeding (or part thereof) was authorized by the Board.  Any amendment, modification, or repeal of any provision of the Company’s Certificate of Incorporation, as amended, or the Bylaws of the Company, as such documents exist on the Effective Date, shall be deemed a material breach of this Agreement if such amendment, modification, or repeal would adversely affect Executive’s right to indemnification by the Company.

20.           Arbitration.  Any dispute or controversy arising out of or relating to this Agreement, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of this Agreement shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect for employment disputes.  The arbitration shall be conducted before a single arbitrator, who shall be a Labor and Employment Law specialist certified by the Texas Board of Legal Specialization, selected by mutual agreement of the parties, or if not agreed within 30 days following commencement of the proceeding, appointed by the AAA.  The arbitrator shall no have the authority to alter the terms of this Agreement or to award punitive damages.  The decision of the arbitrator will be final and binding on both parties.  The Company shall pay the expenses of the AAA and the arbitrator, and the Company and the Executive shall pay their own legal fees.  The arbitrator shall have the authority to award reasonable attorneys’ fees to the prevailing party.  The Company and the Executive agree that the arbitration and all matters related to the arbitration shall be treated as confidential.  This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute).  Pursuant to Section 9 of the Federal Arbitration Act, the Company and the Executive agree that a judgment of the United States District Court for the Southern District of Texas may be entered upon the award made pursuant to the arbitration.

21.           Successors.

(a)           This Agreement shall be binding upon the Company and any successor thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets or any entity which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or by contract.  The failure by the Company to obtain a satisfactory agreement in writing from any successor of the Company that requires such successor to assume and agree to perform the Company’s obligations under this Agreement shall be deemed a material breach of this Agreement.

(b)           This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

22.           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any person in respect of such subject matter.  Any prior agreements of the parties hereto in respect of the subject matter contained herein are hereby terminated and canceled.

23.           Enforcement of Agreement.  No waiver of any action with respect to any breach by the other party of any provision of this Agreement shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.  Should any provisions hereof by held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement.  Portions held to be invalid or unenforceable shall be enforced to the greatest extent permitted by law, and shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if the provision had never been included herein.

24.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

25.           Notice.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Executive:	Daniel J. Moore
100 Cyberonics Blvd.
Houston, TX 77058

If to the Company:	Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058

or to such other address as any party may have furnished to the other in writing in accordance herewith.  All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of registered or certified mailing, on date actually received.

26.           Section 409A.

a)           This Agreement is intended to comply with the requirements of Section 409A of the Code.  Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder.

(b)           Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Executive becomes entitled under this Agreement in connection with the termination of Executive’s employment with the Company shall be made or paid to Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of Executive’s Separation from Service due to such termination of employment or (ii) the date of Executive’s death, if Executive is deemed, pursuant to the procedures established by the Board in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans subject to Code Section 409A, to be a “specified  employee” at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 26(b) shall be paid in a lump sum to Executive together with interest for the period of the delay at the prime rate in effect on the date such payment was first due, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.  In addition, if Executive is deemed to be a specified employee at the time of Separation from Service and there is an amount payable by Executive to the Company under the Relocation Policy (the "Relocation Amount"), then notwithstanding Section 13(e)(v), the following provisions shall apply:  (i) the Company shall waive the requirement to repay the portion of the Relocation Amount up to the applicable dollar amount under Code Section 402(g)(1)(B), (ii) Executive shall repay to the Company any Relocation Amounts in excess of such limit (the "Repaid Amount") and (iii) upon the expiration of the applicable Code Section 409A(a)(2) deferral period, the Company shall pay to Executive the Repaid Amount in a lump sum together with interest for the period from the date of Executive’s payment at the prime rate in effect on the date of such payment.  The specified employees subject to a delayed commencement date shall be identified on December 31 of each calendar year.  If Executive is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.

27.           Counterparts.  This Agreement my be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument

28.           Surviving Terms.  The rights and obligations of the parties regarding the payment or provision of benefits set forth in this Agreement upon such termination and the rights and restrictions during the period after termination shall survive the termination of this Agreement.

29.           Amendment or Modification.  No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board.

30.           Withholding.  All payments, compensation and benefits hereunder shall be subject to any required withholding of federal, state, and local taxes pursuant to any applicable law or regulation.

31.           No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder shall not constitute a waiver of such right to insist upon strict compliance in the future.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Cyberonics, inc.

By:/s/ David S. Wise
David S. Wise
Secretary

__________________________________________
/s/ Daniel Jeffrey Moore
Daniel Jeffrey Moore

EXHIBIT A

Consulting Agreement

This Agreement is by and between Cyberonics, Inc., a corporation organized under the laws of the State of Delaware, with offices at 100 Cyberonics Blvd., Suite 600, Houston, Texas 77058 ("Cyberonics"), and Daniel J. Moore, an individual residing at 409 Scenic View, Friendswood, TX 77546 ("Consultant").  Cyberonics and Consultant hereby agree as follows:

1.0           Consulting Services.  Consultant hereby contracts with Cyberonics as an independent contractor, and not as an employee, to carry out the project(s) specified in the Description of Work attached hereto as Attachment A, which is hereby incorporated herein by reference, under the terms and conditions set forth in this Agreement.

2.0           Term and Termination.  This Agreement shall be effective as of the Start Date specified in the Description of Work and shall continue in effect, unless sooner terminated as specified herein, until the Completion Date specified in the Description of Work.  This Agreement may be terminated prior to the Completion Date by Consultant effective on written notice at least thirty (30) days in advance of the date of termination.  This Agreement may be terminated prior to the Completion Date by Cyberonics only in the event of a material breach of this Agreement by Consultant.  In the event of termination of this Agreement by Cyberonics prior to the Completion Date, Cyberonics's sole liability thereupon will be to pay Consultant any unpaid balance due for work performed up to and including the date of termination.

3.0           Independent Contractor.  The parties acknowledge and agree that Consultant is an individual professional service provider and that Consultant's relationship with Cyberonics is that of an independent contractor and not that of an employee.  Consultant will not be eligible for any employee benefits, nor will Cyberonics make deductions from its fees to Consultant for taxes, insurance, bonds, or any other subscription of any kind.  Consultant will use Consultant's own discretion in performing the tasks assigned within the scope of work specified by Cyberonics.  Consultant agrees to indemnify and hold Cyberonics harmless from and against any claim made by any third party against Cyberonics based upon any act or failure to act by Consultant or any of Consultant's employees, associates, consultants, agents, representatives, assignees or successors in interest (collectively, "Consultant's Associates") pursuant to or in connection with this Agreement or the relationship or relationships contemplated by this Agreement.

4.0           Confidential Information.  Consultant agrees that Consultant, and all of Consultant's Associates, shall keep in strictest confidence all confidential information, including but not limited to, information relating to the products, programs, algorithms, designs, trade secrets, secret processes, clinical and regulatory strategies, pre-clinical and clinical study designs and data, market research, business strategies, customers, clinical investigators, and markets of Cyberonics and all other confidential knowledge, data and information related to the business or affairs of Cyberonics (collectively "Confidential Information") which may be acquired pursuant to or in connection with this Agreement or by the relationship or relationships contemplated by this Agreement.  During and after the term of this Agreement, neither Consultant nor any of Consultant's Associates will, without the prior written consent of an officer of Cyberonics, publish, communicate, divulge or disclose any such Confidential Information.  Upon termination of this Agreement, Consultant will return to Cyberonics all records, data, notes, reports, print-outs, sketches, material, equipment and other documents or property, and all reproductions of any of the foregoing, furnished by Cyberonics or developed or prepared exclusively for Cyberonics pursuant to the relationship hereunder.  Consultant further agrees to have each of Consultant's Associates with access to Confidential Information of Cyberonics or whoever performs work pursuant to this Agreement, to sign an agreement in form substantially identical to this Agreement.  Notwithstanding the foregoing, it is agreed that Confidential Information shall not include any information (i) which is known to Consultant prior to being received from Cyberonics, or (ii) which is or becomes through no fault of Consultant or any of Consultant's Associates, generally known to the public, or (iii) which is rightfully acquired by Consultant from a third party without breach of any obligation to Cyberonics and without restriction on its use or disclosure, or (iv) which is approved for disclosure or use in writing by an authorized officer of Cyberonics, but only to the extent to which such disclosure or use is authorized by such, or (v) which is disclosed pursuant to a valid Order by a court of competent jurisdiction, provided that Consultant has notified Cyberonics promptly upon learning of the possibility of such Order, provided Cyberonics reasonable opportunity to contest or limit the scope of such order, and cooperated with Cyberonics toward this end. Consultant shall have the burden of proof respecting any of the aforementioned events on which he may rely as relieving him from the restrictions on disclosure or use of Confidential Information.  In the case of events (ii) - (v), the removal of restrictions will be effective only from and after the date of occurrence of the applicable event.

Exhibit A - Page 1

5.0           Change of Law.  In the event of a Change of Law (as defined below) that results in a material adverse effect on the legitimate expectations of the Parties at the time such Party entered into this Agreement, both Parties agree to enter into good faith negotiations to make reasonable revisions to this Agreement to the minimum degree necessary to enable this Agreement, as revised, to fulfill, to the maximum extent possible, the legitimate expectations of both Parties and to comply with applicable laws.  The Party seeking to initiate such negotiations shall provide written notice thereof to the other Party, and the negotiations shall begin on the date of such notice.  If, after fifteen (15) days of negotiations, the Parties are unable to agree upon such revisions to the Agreement, then either Party may terminate this Agreement upon fifteen (15) days' prior written notice to the other Party.  A "Change of Law" means (i) any new legislation enacted by the federal or any state government; (ii) any new rule, regulation, guideline, or interpretation issued or promulgated by any governmental agency or governmental third-party payor; (iii) any order or decree issued by any judicial or administrative body; or (iv) any inquiry or investigation of or related to the Parties conducted or made by any governmental agency in connection with the operation of the Medicare or Medicaid Program.

6.0           Representations and Warranties of Consultant.

(a)           Fraud and Abuse and Related Sanctions.  Consultant represents and warrants that he has not been, and during the term of this Agreement shall not be: (i) sanctioned within the meaning of Social Security Act Section 1128A or any amendments thereof; (ii) convicted of violating the federal Stark law, federal false claims act, federal anti-kickback statute, federal Health Insurance and Portability Act provisions, federal civil money penalties statute, or similar state laws; or (iii) debarred, excluded or suspended from participation in any federal or state health care program.

Exhibit A - Page 2

(b)           Filing of Complaint by Enforcement Agency.  Consultant represents and warrants that he has not had, and during the term of this Agreement shall not have, a complaint filed against him by any enforcement agency, which complaint alleges either felony criminal acts of a violent nature or any crime relating to the practice of medicine.

(c)           Compliance with Company Policies and Standards. Consultant shall comply with all applicable bylaws, rules and regulations of the Company, and the policies and procedures of Company, as are in effect from time-to-time.  Consultant shall work cooperatively with the personnel of Company.

(d)           No Other Restrictive Arrangement.  Consultant is not subject to, or a party to, any employment agreement, non-competition covenant, non-disclosure agreement, or other agreement, covenant, understanding or restriction that would prohibit Consultant from executing this Agreement and performing fully the duties and responsibilities hereunder.

(e)           Disclosure.  Consultant shall within three (3) calendar days notify Company in the event any representation or warranty by Consultant set forth in this Agreement shall no longer be true, correct or complete.

7.0           Incurring Financial Obligations.  Consultant may not incur any financial obligation on behalf of Company without the prior written approval of Company.

8.0           Miscellaneous.

(a)           Effective Date.  This Agreement shall be effective as of the effective date specified above, the date upon which consulting services commence, and Consultant and Cyberonics expressly agree that all the provisions hereof shall apply as if this Agreement had been made on such date.

(b)           Survival of Terms.  The provisions of Paragraph 4 hereof shall survive termination of this Agreement.

(c)           Successors and Assigns.  This Agreement shall be binding on all of Consultant's Associates, all of Consultant's heirs, executors, administrators and legal representatives, and all of Consultant's successors in interest and assigns, and shall be for the benefit of Cyberonics, its successors and assigns.

(d)           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas as they apply to contracts entered into and wholly to be performed in Texas.

(e)           Severability.  If one or more of the provisions of this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

Exhibit A - Page 3

(f)           Amendment.  Neither this Agreement nor the Description of Work may be amended except by a written agreement modifying the appropriate document duly executed by Consultant and an officer of Cyberonics.

(g)           Entire Agreement.  This Agreement, including attachments, supersedes all prior oral and written proposals and communications and sets forth the entire agreement of the parties with respect to the subject matter hereof and may not be altered or amended except in writing signed by an authorized representative of each party hereto.

This Agreement is executed on the dates set forth below and shall be effective as of the Start Date.

Cyberonics, Inc.	Consultant

By:	_____________________________________________
David S. Wise	Daniel J. Moore
Senior Vice President & Secretary

Date:________________________________________	Date:_________________________________________

Exhibit A - Page 4

ATTACHMENT A

DESCRIPTION OF WORK

1.           Detailed Description of Work:

(a) Consultant shall _________________________________________________________________.                                                                                                          .

2.           Start Date:  ________________________________

  Completion Date:    __________________________

3.           Person(s) Who Are to Perform the Work:  Daniel J. Moore

4.           Authorized Representatives of Cyberonics:  The character of Consultant's services shall be subject to the assignment and direction of (the "Corporate Liaison").  Further, the character and scope of Consultant's services may be revised by mutual agreement between Consultant and Cyberonics, and such revision will be evidenced by a formal bilateral modification to this Agreement or this Description of Work signed by Consultant and an officer of Cyberonics.

5.   Schedule of Performance:  If at any time during the performance of this Agreement any phase of the required tasks appears to be impossible to execute, or if any phase cannot be completed on schedule, it is agreed that Consultant will notify Cyberonics within one (1) week of such determination.  At the time of such notification, Consultant shall explain to Cyberonics why a particular task is impossible to complete and propose alternatives for achieving the desired result.

6.           Monthly Service Report and Invoice:  Consultant agrees to invoice Cyberonics monthly in arrears for consulting services rendered and shall include with its invoice a report of services rendered.

7.           Compensation For Services:

(a) Consulting Fee.  As consideration for all services to be rendered and performed under this Agreement, Consultant will be paid at a rate of U.S. $  per day to complete the projects and work described in this Agreement.  Consultant agrees to provide a completed IRS Form W-9 to Cyberonics with Consultant’s first invoice.  Cyberonics will pay Consultant’s undisputed invoices within thirty (30) days of receipt.

(b) Fair Market Value.  The Parties acknowledge and agree that the compensation set forth in this Section 7 represents the fair market value of the Services, has not been determined in a manner which takes into account the volume or value of any referrals or business otherwise generated between Cyberonics and Consultant, and shall not obligate Consultant to purchase, use, recommend or arrange for the use of Cyberonics' products or those of any organization affiliated with Cyberonics.  There shall be no adjustment to the compensation paid Consultant pursuant to this Agreement due to the presence or absence of any such recommendation or referral by Consultant.

8.           Expenses.  Cyberonics will reimburse Consultant only for expenses approved by the Corporate Liaison in writing and in advance.

Attachement A - Page 2

EXHIBIT B

RELEASE

The Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and its affiliated companies and their directors, officers, employees and representatives, (collectively “Releasees”), from any and all claims, liabilities, obligations, damages, causes of action, demands, costs, losses and/or expenses (including attorneys’ fees) of any nature whatsoever, whether known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any tort, any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, and the Federal Age Discrimination in Employment Act, which the Executive claims to have against any of the Releasees.  Executive acknowledges that the payments provided in the Agreement are in full and complete satisfaction of all contract or severance obligations which the Company may have.  In addition, the Executive waives all rights and benefits afforded by any state laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected the Executive’s settlement with the other person.  Notwithstanding the foregoing, this Release shall not apply to: (i) Executive’s continuing rights under any pension or welfare plans, including his rights under COBRA, (ii) Executive’s right to enforce the surviving terms of the Employment Agreement, (iii) Executive’s right to indemnification, and (iv) claims and rights that may arise after the date of execution of this Release.

The Executive represents and acknowledges that in executing this Release he does not rely and has not relied upon any representation or statement, oral or written, not set forth herein or in the Agreement made by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Release, the Agreement or otherwise.

The Executive represents and agrees that he fully understands his right to discuss all aspects of this Release with his private attorney, that to the extent, if any, that he desires, he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release for good and valuable consideration, the receipt of which is hereby acknowledged.

Executive further represents and acknowledges that Executive has twenty-one (21) days to consider this Release prior to signing.  Executive further understands that Executive may revoke this Agreement within seven (7) days of its execution.  This Release shall not become effective or enforceable until the seven-day revocation period has expired.

AGREED AND ACCEPTED, on this _____ day of _______________, 20__.

________________________________________________
Daniel Jeffrey Moore